Exhibit 10(m)

Adopted March 15, 2000

Amended April 30, 2007

Amended January 1, 2008

Amended January 1, 2009

Amended January 1, 2010

Amended January 1, 2011

Amended February 22, 2012

Short-Term Incentive Plan

Effective January 1, 2000

Potash Corporation of Saskatchewan Inc.

Signature	/s/ John Estey

Date	February 22, 2012

Contents

Section 1—Establishment of the Plan		1
1.01	Purpose	1
1.02	Effective Date	1
Section 2—Definitions		1
2.01	Accrued Incentive Awards	1
2.02	Adjusted Cash Flow Return (ACFR)	1
2.03	Average Accumulated Amortization	2
2.04	Average Accumulated Depreciation	2
2.05	Average Assets	2
2.06	Average Non-Interest Bearing Current Liabilities	3
2.07	Award Payment	3
2.08	Award Percentage	3
2.09	Board	3
2.10	Cash Flow Return (CFR)	4
2.11	Current Taxes	4
2.12	CEO	4
2.13	Committee	4
2.14	Corporation	4
2.15	Depreciation and Amortization	5
2.16	Eligible Employee	5
2.17	Entitled Employee	5
2.18	Hourly Employee	5
2.19	Non-recurring/Unusual Items	5
2.20	Operating Income	5
2.21	PCS Inc.	5
2.22	Plan	5
2.23	Salary	5
2.24	Target CFR	6
2.25	Target Percentage	6
2.26	Unrealized Gains/Losses on Derivative Instruments Included in Net Income	6
2.27	Year	6
Section 3—Participation		6
3.01	Participation Requirements	6
Section 4—Award Payments		6
4.01	Eligibility	6
4.02	Calculation of Award Payment	7
4.03	Entitled Operations Employees	7
4.04	Limitation of Award Payments and General Discretion	8
4.05	Timing of Award Payments	8
4.06	Recoupment Policy	9
Section 5—Administration of the Plan		9
5.01	Administration	9

i

Section 6—Transfer of Employment		9
6.01	Transfer of Employment	9
Section 7—General Provisions		9
7.01	Assignment or Alienation	9
7.02	Amendment or Termination	10
7.03	Effect of Amendment or Termination	10
7.04	No Enlargement of Contractual Rights	10
7.05	Interpretation	10
7.06	Withholding of Taxes	10
7.07	Binding on Successors	10
7.08	Currency	10
Section 8—Change in Control		11
8.01	Definition of Change in Control	11
8.02	Prior Year CIC STIP Award Payment	11
8.03	CIC STIP Award Payment	11
Appendix “A”—Award Percentage		13

ii

Section 1—Establishment of the Plan

1.01	Purpose

This Annual Incentive Plan is established for the purpose of rewarding eligible employees on an annual basis for their efforts and contributions in the attainment of certain performance measures that contribute materially to the success of the business interests of Potash Corporation of Saskatchewan Inc.

1.02	Effective Date

Subject to Section 7.02 (Amendment or Termination), this Plan shall be effective on and after January 1, 2000.

The amendments made to the Plan effective April 30, 2007, including the addition of all permanent salaried employees, shall only be effective on and after April 30, 2007.

The amendments made to the Plan effective January 1, 2008, including the addition of all permanent Canadian and US Hourly Employees, shall only be effective on and after January 1, 2008.

The amendments made to the Plan effective January 1, 2009, including the addition of specified Trinidad Employees with jobs valued at Hay Point Level 366 up to Hay Point Level 774, and all PCS Sales employees with jobs valued at Hay Point Level 775 and above who were not previously eligible shall be included in this Plan effective on and after January 1, 2009.

The amendments made to the Plan effective January 1, 2011, including the reduction of the Target Percentage in Appendix “A” for Lanigan, Cory, Patience Lake and Allan unionized Hourly Employees, shall only be effective on and after January 1, 2011.

The amendments made to the Plan on February 22, 2012, including the addition of the Change in Control provision, shall be effective on and after January 1, 2012.

Section 2—Definitions

The following terms, when capitalized, shall be defined as follows:

2.01	Accrued Incentive Awards

“Accrued Incentive Awards” means the amounts accrued during the Year that represent expected payments under this Plan, the Medium Term Incentive Plan, and other group incentive plans as appropriate.

2.02	Adjusted Cash Flow Return (ACFR)

“Adjusted Cash Flow Return” or “ACFR” means an amount derived from the following formula:

ACFR = (CFR divided by Target CFR) multiplied by 100,

and used in the table in Appendix “A” to calculate an Entitled Employee’s Award Percentage for a given Year.

2.03	Average Accumulated Amortization

“Average Accumulated Amortization” means the average consolidated accumulated amortization of PCS Inc. during a given Year, calculated by dividing (a) by (b) where:

(a)	equals the sum of the consolidated accumulated amortization of PCS Inc. at the beginning of the Year, the consolidated accumulated amortization of PCS Inc. at the beginning of the second quarter of the Year, the consolidated accumulated amortization of PCS Inc. at the beginning of the third quarter of the Year, the consolidated accumulated amortization of PCS Inc. at the beginning of the fourth quarter of the Year and the consolidated accumulated amortization of PCS Inc. at the end of the Year; and,

(b)	equals five (5).

2.04 Average Accumulated Depreciation

“Average Accumulated Depreciation” means the average consolidated accumulated depreciation of PCS Inc. during a given Year, calculated by dividing (a) by (b) where:

(a)	equals the sum of consolidated accumulated depreciation of PCS Inc. at the beginning of the Year, the consolidated accumulated depreciation of PCS Inc. at the beginning of the second quarter of the Year, the consolidated accumulated depreciation of PCS Inc. at the beginning of the third quarter of the Year, the consolidated accumulated depreciation of PCS Inc. at the beginning of the fourth quarter of the Year and the consolidated accumulated depreciation of PCS Inc. at the end of the Year; and,

(b)	equals five (5).

2.05 Average Assets

“Average Assets” means the average book value of PCS Inc.’s consolidated assets during a given Year, calculated by dividing (a) by (b) where:

(a)	equals the sum of the book value of the consolidated assets of PCS Inc. at the beginning of the Year, the book value of the consolidated assets of PCS Inc. at the beginning of the second quarter of the Year, the book value of the consolidated assets of PCS Inc. at the beginning of the third quarter of the Year, the book value of the consolidated assets of PCS Inc. at the beginning of the fourth quarter of the Year and the book value of the consolidated assets of PCS Inc. at the end of the Year; and,

(b)	equals five (5).

2.06 Average Non-Interest Bearing Current Liabilities

“Average Non-Interest Bearing Current Liabilities” means the average consolidated non-interest bearing current liabilities of PCS Inc. during a given Year, calculated by dividing (a) by (b) where:

(a)	equals the sum of the consolidated non-interest bearing current liabilities of PCS Inc. at the beginning of the Year, the consolidated non-interest bearing current liabilities of PCS Inc. at the beginning of the second quarter of the Year, the consolidated non-interest bearing current liabilities of PCS Inc. at the beginning of the third quarter of the Year, the consolidated non-interest bearing current liabilities of PCS Inc. at the beginning of the fourth quarter of the Year and the consolidated non-interest bearing current liabilities of PCS Inc. at the end of the Year; and,

(b)	equals five (5).

2.07 Award Payment

“Award Payment” means a cash payment to an Entitled Employee calculated pursuant to Section 4 (Award Payments).

(a)	Corporate Award Payment is the payment calculated based upon the Corporate ACFR measure of CFR relative to Target CFR.

(b)	Operations Award Payment is the payment calculated based upon operations performance factors as established in accordance with Section 4.03 for the benefit of Entitled Operations Employees.

2.08 Award Percentage

“Award Percentage” means the percentage of an Entitled Employee’s Salary derived from the table contained in Appendix “A”. The Award Percentages applicable to an Entitled Employee, as set out in the table in Appendix “A”, shall be recommended by the CEO and approved by the Committee.

2.09 Board

“Board” means the Board of Directors of PCS Inc.

2.10	Cash Flow Return (CFR)

“Cash Flow Return” or “CFR” means the amount derived from the following formula:

(a)	Operating Income, plus/minus

Non-recurring/Unusual Items, plus/minus

Change in Unrealized Gains/Losses on Derivative Instruments Included in Net Income, plus

Accrued Incentive Awards, plus

Depreciation and Amortization, minus

Current Taxes

DIVIDED BY

(b)	Average Assets (plus/minus the fair value adjustment for investments in available-for-sale securities and minus the fair value of derivative instrument assets), plus

Average Accumulated Depreciation, plus

Average Accumulated Amortization, minus

Average Cash and Cash Equivalents, minus

Average Non-Interest Bearing Current Liabilities, excluding Derivatives,

and used in the table at Appendix “A” to calculate an Entitled Employee’s Award Percentage for a given Year.

2.11	Current Taxes

“Current Taxes” means the current income taxes accrued for a given Year, less provision for deferred income taxes as set out in the audited consolidated financial statements of PCS Inc. for that Year.

2.12	CEO

“CEO” means the Chief Executive Officer of PCS Inc.

2.13	Committee

“Committee” means the Compensation Committee of the Board.

2.14	Corporation

“Corporation” means Potash Corporation of Saskatchewan Inc. and its direct and indirect subsidiaries.

2.15	Depreciation and Amortization

“Depreciation and Amortization” means the depreciation and amortization expense for a given Year, as set out in the audited consolidated financial statements of PCS Inc. for that Year.

2.16	Eligible Employee

“Eligible Employee” means an employee, including an Hourly Employee, who has satisfied the eligibility requirements set out in Section 4.01 (Eligibility).

2.17	Entitled Employee

“Entitled Employee” means an Eligible Employee who is recommended by the CEO and approved by the Committee to participate in this Plan.

(a)	Entitled Operations Employee

“Entitled Operations Employee” means an Entitled Employee who is attached to one of the operating facilities of PCS Inc. or its direct or indirect subsidiaries.

2.18	Hourly Employee

“Hourly Employee” means an employee employed at either a Canadian or U.S. operation who is paid on an hourly wage rate basis, including both employees who are and who are not covered by a collective bargaining agreement.

2.19	Non-recurring/Unusual Items

“Non-recurring/Unusual Items” means exceptional transactions that are considered non-routine, unique, and not expected to be repeated in a normal course of the Corporation’s operating cycle. Such items may result in a measurable charge or increase to income and may or may not be triggered by a management decision.

2.20	Operating Income

“Operating Income” means the operating income for a given Year, as set out in the audited consolidated financial statements of PCS Inc. for that Year.

2.21	PCS Inc.

“PCS Inc.” means Potash Corporation of Saskatchewan Inc.

2.22	Plan

“Plan” means this Annual Incentive Plan, as amended from time to time.

2.23	Salary

“Salary” means:

(a)	For Entitled Employees who are exempt from the overtime requirements of U.S. wage and hour legislation, other than Canadian Hourly Employees, the annual base salary in effect at the end of a given Year.

(b)	For Entitled Employees who are Canadian Hourly Employees, the actual total base pay for the given Year, excluding, but not limited to, overtime, bonuses, shift differentials and premiums.

(c)	For Entitled Employees who are U.S. employees and who are non-exempt from the overtime requirements of U.S. wage and hour legislation, total earned income, including overtime and shift differentials, for the given Year.

2.24	Target CFR

“Target CFR” means the CFR projected in the annual budget approved by the Board and used in the table at Appendix “A” to calculate an Entitled Employee’s Award Percentage for a given Year.

2.25	Target Percentage

“Target Percentage” means the percentage assigned to the Tier Level for Entitled Employees within that Tier, as shown in the table contained in Appendix “A”.

2.26	Unrealized Gains/Losses on Derivative Instruments Included in Net Income

“Unrealized Gains/Losses on Derivative Instruments Included in Net Income” means the mark to market adjustments on the company’s derivative instrument assets and liabilities, including but not limited to, natural gas non-hedging and foreign exchange non-hedging, that are required to be recognized under accounting standards for reporting purposes.

2.27	Year

“Year” means the fiscal year of PCS Inc.

Section 3—Participation

3.01	Participation Requirements

Participation in the Plan is limited to Eligible Employees.

Section 4—Award Payments

4.01	Eligibility

A full-time permanent employee of the Corporation who:

a)	is employed for at least three months during a Year, and who is in the employ of the Corporation at the end of a Year, and

b)	who is not a participant in another annual cash bonus plan sponsored by the Corporation for the same period during the Year as covered by this Plan shall become an Eligible Employee.

4.02	Calculation of Award Payment

Subject to Section 4.04 (Limitation of Award Payments and General Discretion), an Entitled Employee, other than Entitled Operations Employees, shall receive an Award Payment equal to the Entitled Employee’s Award Percentage multiplied by his or her Salary.

a)	The Corporate Award Percentage is calculated as follows:

If ACFR equals or exceeds 50% and up to 100%, the calculation is:

Target Percentage X ACFR = Corporate Award Percentage

If ACFR exceeds 100% and up to 150%, the calculation is:

(Two times the Target Percentage multiplied by ACFR) minus Target Percentage = Corporate Award Percentage

b)	The individual Award Payment calculated in accordance with this Section 4.02 is subject to an adjustment of plus or minus 30% depending upon the Entitled Employee’s job performance, as determined by his or her supervisor, and approved in accordance with the provisions of this Plan.

c)	No Corporate Award Percentage is calculated for ACFR less than 50% and for Corporate Award Percentage calculations, ACFR is limited to 150%.

4.03	Entitled Operations Employees

Subject to Section 4.04 (Limitation of Award Payments and General Discretion), an Entitled Operations Employee shall be entitled to an Award Payment equal to the sum of paragraphs (a) and (b) below:

(a)	the award calculated pursuant to Section 4.02 (Calculation of Award Payment), divided by two (2); and,

(b)	an amount equal to the Target Percentage of the Salary of the Entitled Operations Employee, adjusted by applying a formula to be developed from time to time by the CEO in consultation with the Vice-President, Human Resources & Administration and the appropriate subsidiary President which formula shall reasonably reflect the actual results of the operating facility to which the employee is attached compared to the approved target for that operating facility, subject to achieving a threshold of at least 25% of the operating facility’s targets, and thereafter dividing such amount by two (2).

(c)	The total individual Award Payment calculated in accordance with this Section 4.03, other than for Hourly Employees, is subject to an adjustment of plus or minus 30% depending upon the Entitled Employee’s job performance, as determined by his or her supervisor, and approved in accordance with the provisions of this Plan.

(d)	There will be no adjustment for job performance for Entitled Operations Employees who are Hourly Employees.

4.04	Limitation of Award Payments and General Discretion

(a)	Generally, no Award Payment shall be granted under this Plan with respect to any Year in which the CFR is less than 50% of the Target CFR. However, the Committee may elect, in its discretion, to grant Award Payments in any Year, regardless of the CFR.

(b)	The Award Payment for any Entitled Employee may exceed or be below the amount calculated in accordance with this Section 4. Award Payments falling outside the established range shall be reviewed and approved by the Board and Committee for the CEO and the CEO and Committee for direct reports to the CEO. For all others, approval of the CEO is required.

(c)	An Entitled Employee who has been employed by the Corporation for less than one year shall have his or her Award Payment prorated in accordance with his or her period of employment.

(d)	An employee who for part of the Year was a full-time active employee but for part of the Year was on long-term disability or an approved or unpaid leave of absence, may be considered an Entitled Employee and eligible for a pro-rata share of the Award Payment based upon the fraction of the Year the employee was considered a full-time active employee. However, in situations where the fractional portion of the Year worked is less than one-twelfth, the employee will not be considered an Entitled Employee unless the CEO recommends and the Committee approves the exception.

(e)	An Entitled Employee who was, during a Year, promoted or demoted from one Group to another Group set forth in Appendix “A”, shall have his or her Award Payment calculated on the basis of his or her Group as at the end of the Year.

(f)	Notwithstanding the Groups established in Appendix “A”, the Committee may on the recommendation of the CEO, designate an Eligible Employee for inclusion in one of such Groups when, but for such designation, the Eligible Employee would not otherwise be included in such Group.

4.05	Timing of Award Payments

The Committee shall, on the recommendation of the CEO and within 30 days of the end of a Year, approve the ACFR calculation and the amount of Award Payments for each Entitled Employee who is a direct report to the CEO for any given Year. The CEO’s Award Payment will be approved by the Board. Following approval of the ACFR, final calculations for the remaining Entitled Employees will be prepared. The Award Payments shall be paid to

Entitled Employees within 30 days of the Committee’s approval of the ACFR and no later than 2 1/2 months after the end of the Year.

4.06	Recoupment Policy

Notwithstanding any other provision under this Section, Entitled Employees who also participate in the Corporation’s Medium-Term Incentive Plan shall be subject to the terms and conditions of the Corporation’s Policy on Recoupment of Unearned Compensation (as previously adopted and, from time to time, amended by the Board), a copy of which shall be distributed to each such Entitled Employee upon participation in the Medium-Term Incentive Plan.

Section 5—Administration of the Plan

5.01	Administration

The Committee shall conclusively interpret the provisions of this Plan and decide all questions of fact arising in the application of the Plan. Determinations and interpretations in individual cases may be made by the CEO with due regard to consistency with any prior action by the Committee and such determination shall be binding and conclusive upon the individual employees concerned and persons claiming under them. The Committee shall be advised of any such determination or interpretation made by the CEO. To the extent applicable, the Plan shall be administered with respect to Entitled Employees subject to U.S. law so as to avoid penalties pursuant to Section 409A of the Internal Revenue Code.

Section 6—Transfer of Employment

6.01	Transfer of Employment

If an Entitled Employee’s employment is transferred during a Year to a different location, within the Corporation the Senior Vice-President, Administration and the CEO shall determine whether the Entitled Employee’s Award Payment is calculated in accordance with Section 4.02 (Calculation of Award Payment), Section 4.03 (Entitled Operations Employees), or a combination of those sections.

Section 7—General Provisions

7.01	Assignment or Alienation

Except as required by applicable laws, the right of an Entitled Employee to receive an Award Payment under this Plan shall not be:

(a)	given as security;

(b)	subject to transfer, anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation; or

(c)	subject to execution, attachment, levy or similar process or assignment by operation of law,

and any attempt to effect any such action shall be null and void and of no effect.

7.02	Amendment or Termination

Subject to Section 7.03 (Effect of Amendment or Termination), this Plan may be amended in whole or in part from time to time or terminated by the Corporation. Any amendment or termination shall be binding on the Corporation, Entitled Employees, Eligible Employees and their respective beneficiaries.

7.03	Effect of Amendment or Termination

Notwithstanding Section 7.02 (Amendment or Termination), no amendment or termination of any provision of this Plan shall directly or indirectly deprive any Entitled Employee or beneficiary of all or any portion of an Award Payment earned with respect to any Year ending prior to the date of the amendment or termination.

7.04	No Enlargement of Contractual Rights

This Plan shall not give any Entitled Employee or Eligible Employee the right to be retained in the service of the Corporation nor shall it interfere with the right of the Corporation to terminate the employment of the Entitled Employee or Eligible Employee. Participation in this Plan shall not give any Entitled Employee or Eligible Employee any right or claim to any benefit, except to the extent provided in this Plan.

7.05	Interpretation

This Plan shall be interpreted pursuant to the laws of the Province of Saskatchewan. Section headings are for convenience only and shall not be considered provisions of the Plan. Words in the singular shall include the plural, and vice versa, unless qualified by the context.

7.06	Withholding of Taxes

The Corporation shall withhold all applicable taxes from any amounts paid pursuant to this Plan.

7.07	Binding on Successors

This Plan shall be binding on any successor or successors of PCS Inc. whether by merger, consolidation or otherwise.

7.08	Currency

The benefits payable pursuant to this Plan shall be paid in the same currency as the Entitled Employee receives his or her Salary.

Section 8—Change in Control

8.01	Definition of Change in Control

For purposes of the Plan, the term “Change in Control” shall have the same meaning as the term “change in control” in the Corporation’s 2012 Performance Option Plan, as amended.

8.02	Prior Year CIC STIP Award Payment

(a)	Notwithstanding anything in the Plan to the contrary, upon the occurrence of a Change in Control, an Entitled Employee with respect to the Year immediately prior to the Year in which the Change in Control occurs (the “Prior Year”) shall be entitled to receive for the Prior Year an amount equal to the Entitled Employee’s Award Payment for the Prior Year; provided that an Award Payment for the Prior Year was not previously paid to the Entitled Employee prior to the effective date of the Change in Control; and provided further that the pro-rata provisions of Sections 4.04(c) and (d) of the Plan shall continue to apply with respect to the Prior Year (the “Prior Year STIP Award Payment”).

(b)

Any Prior Year STIP Award Payment shall be paid within 30 calendar days following the effective date of the Change in Control; provided, however, that any Prior Year STIP Award Payment shall be paid no later than 2 1/2 months after the end of the Prior Year.

8.03	CIC STIP Award Payment

(a)	Notwithstanding anything in the Plan to the contrary, upon the occurrence of a Change in Control, an Entitled Employee (without regard to the requirement set forth in Section 4.01(a) of the Plan that the employee be employed at the end of the Year) shall be entitled to receive for the Year that includes the effective date of the Change in Control an amount equal to the Entitled Employee’s Award Payment for such Year, pro-rated for the portion of such Year that elapsed prior to the Change in Control (determined by dividing (i) the number of calendar days that elapsed during such Year from the commencement of such Year through the effective date of the Change in Control by (ii) the number of calendar days in such Year); provided that the pro-rata provisions of Sections 4.04(c) and (d) of the Plan shall continue to apply with respect to the period prior to the Change in Control during such Year (the “CIC STIP Award Payment”).

(b)	For purposes of calculating an Entitled Employee’s CIC STIP Award Payment (and the Adjusted Cash Flow Return), the Cash Flow Return for a given Year shall be deemed to be equal to the greater of (i) the Target CFR with respect to such Year, or (ii) the actual Cash Flow Return during the portion of such Year that elapsed through the end of the month in which the Change in Control occurs.

(c)

For purposes of calculating an Entitled Operations Employee’s CIC STIP Award Payment, the operating facility results for purposes of Section 4.03(b) of the Plan for a given Year shall be deemed to be equal to the greater of (i) the approved target of the operating facility with respect to such Year, or (ii) the actual results of the operating facility during the portion of such Year that elapsed through the end of the month in which the Change in Control occurs.

(d)	No job performance adjustment shall apply to the CIC STIP Award Payment for purposes of Sections 4.02(b) and 4.03(c) of the Plan, nor may the CIC STIP Award Payment be below the amount calculated in accordance with Section 4 of the Plan (and this Section 8.03) for purposes of Section 4.04(b) of the Plan, nor shall any approval be required for purposes of Section 4.04(b) of the Plan in the event that the CIC STIP Award Payment exceeds the amount calculated in accordance with Section 4 of the Plan.

(e)	For purposes of Section 4.04(e) of the Plan, the CIC STIP Award Payment shall be calculated on the basis of the Entitled Employee’s Group immediately prior to the Change in Control.

(f)	The CIC STIP Award Payment shall be paid within 30 calendar days following the effective date of the Change in Control.

(g)	Notwithstanding anything in the Plan to the contrary, to the extent that an Entitled Employee receives an additional Award Payment under the Plan in respect of any Year during which the Entitled Employee became entitled to receive a CIC STIP Award Payment, any such additional Award Payment shall be reduced (but not below zero) by the amount of the CIC STIP Award Payment.

Appendix “A”—Award Percentage

Tier	Group	Target Percentage	Award Percentage When CFR is Less Than Target CFR	Award Percentage When CFR Equals or is Greater Than Target CFR	Award Percentage at Maximum CFR (150% of Target CFR)
1	Corporate President, and CEO	100%	100% multiplied by ACFR	(200% multiplied by ACFR) minus 100%	200%
2	Exec Level 8	70%	70% multiplied by ACFR	(140% multiplied by ACFR) minus 70%	140%
3	Exec Level 7	55%	55% multiplied by ACFR	(110% multiplied by ACFR) minus 55%	110%
4	Exec Levels 4, 5 & 6 Staff Hay Points 1900 +	40%	40% multiplied by ACFR	(80% multiplied by ACFR) minus 40%	80%
5	Exec Level 3	35%	35% multiplied by ACFR	(70% multiplied by ACFR) minus 35%	70%
6	Exec Level 2 Managing Dir., Trinidad Staff Hay Points 1600 to 1899	30%	30% multiplied by ACFR	(60% multiplied by ACFR) minus 30%	60%
7	Exec Level 1 Staff Hay Points 1300 to 1599	25%	25% multiplied by ACFR	(50% multiplied by ACFR) minus 25%	50%
8	Staff Hay Points 900 to 1299	20%	20% multiplied by ACFR	(40% multiplied by ACFR) minus 20%	40%
9	Staff Hay Points 650 to 899	15%	15% multiplied by ACFR	(30% multiplied by ACFR) minus 15%	30%
10	Staff Hay Points 366 to 649	10%	10% multiplied by ACFR	(20% multiplied by ACFR) minus 10%	20%
11	Staff Hay Points 0 to 365 Hourly employees	5%	5% multiplied by ACFR	(10% multiplied by ACFR) minus 5%	10%
12	Hourly Employees (excluding Lanigan, Cory, Patience Lake and Allan unionized Hourly Employees) (No Manager +/- discretion)	5%	5% multiplied by ACFR	(10% multiplied by ACFR) minus 5%	10%
13	Lanigan, Cory, Patience Lake and Allan unionized Hourly Employees (No Manager +/-discretion)	4.5%	4.5% multiplied by ACFR	(9% multiplied by ACFR minus 4.5%)	9%

Notes:

1.	Where the ACFR is greater than 150 (i.e. the maximum CFR), the ACFR is deemed to be 150.

2.	Subject to Section 4.04 (Limitation of Award Payments and General Discretion) where the ACFR is less than 50, the ACFR is deemed to be zero (0).